EXHIBIT 5.1

                                [Duane Morris LLP Letterhead]
                                      February 1, 2002


The Board of Directors of
 Erie Indemnity Company
100 Erie Insurance Place
Erie, Pennsylvania  16530

Ladies and Gentlemen:

         We have acted as counsel to Erie Indemnity Company (the "Company") in connection with the preparation and filing with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to an aggregate of 95,735 shares (the "Shares") of Class A Common Stock, no par value, of the Company, pursuant to the Company's Long-Term Incentive Plan (the "Plan").

         As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and Bylaws, as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and distribution of the Shares under the Plan, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.

         Based upon the foregoing, it is our opinion that each of the Shares, when distributed in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

                                   Sincerely,

                                   DUANE MORRIS LLP

                                   By:/s/ Frederick W. Dreher
                                   --------------------------
                                      A Partner